Exhibit 99.1

Via BusinessWire Global

Moody’s Corporation Elects Jose Minaya to Board of Directors

New York, October 18, 2022 – Moody’s Corporation (NYSE:MCO) has elected Jose Minaya to the Company’s Board of Directors, effective October 17, 2022.

Mr. Minaya will join the Board’s Audit, Governance & Nominating and Compensation & Human Resources committees. With the election of Mr. Minaya, Moody’s Board will consist of eleven directors.

“Jose’s extensive experience with strategic investing across a variety of asset classes, as well as his impressive tenure guiding one of the world’s largest asset management companies through a series of unprecedented challenges, exemplify the valuable perspective he will bring to Moody’s Board of Directors,” said Ray McDaniel, Chairman of Moody’s Corporation. “We look forward to working with Jose and welcome him to the board.”

Mr. Minaya has served as CEO of Nuveen, a TIAA Company, since 2020, earlier serving as Chief Investment Officer and President. Prior to Nuveen, he led TIAA’s Global Real Assets division, setting strategy and developing investment capabilities across real estate, agriculture, timber, infrastructure, energy, and alternative credit strategies. Mr. Minaya is a member of TIAA’s Executive Committee, having first joined the company as a fixed income portfolio manager in 2004.

Mr. Minaya holds a BS in Finance from Manhattan College and an MBA from the Tuck School of Business at Dartmouth College. He currently serves on the Boards of the Robert Toigo Foundation, the National Forest Foundation, and the Investment Company Institute.

ABOUT MOODY’S CORPORATION

Moody’s (NYSE:MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With approximately 14,000 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

Contact:

SHIVANI KAK	JOE MIELENHAUSEN
Investor Relations	Corporate Communications
+1 212-553-0298	+1 212-553-1641
Shivani.kak@moodys.com	joe.mielenhausen@moodys.com

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